Exhibit 4.5

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 20, 2010, is made by and among BWAY Corporation, a Delaware corporation (the “Company”), the guarantors signatory hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture dated as of April 6, 2009, as amended by that First Supplemental Indenture, dated as of August 20, 2009, and as further amended, modified or supplemented from time to time in accordance with its terms (the “Indenture”);

WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered an aggregate principal amount of $228,538,000 of the Company’s 10% Senior Subordinated Notes due 2014 (the “Notes”), of which $228,538,000 is currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that with the consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”), the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees without notice to any other Holders, subject to certain exceptions specified in Section 9.02 of the Indenture;

WHEREAS, on May 11, 2010, Picasso Merger Sub, Inc., a Delaware corporation (the “Purchaser”), distributed an Offer to Purchase and Consent Solicitation Statement (as amended, modified, or supplemented from time to time in accordance with its terms, the “Offer to Purchase”) to each Holder;

WHEREAS, the Purchaser has obtained the Requisite Consents to amend the Indenture as set forth in the Offer to Purchase and as set forth in Section 2 of this Supplemental Indenture (collectively, the “Proposed Amendments”) and the Company has provided the Trustee with an Officers’ Certificate, pursuant to Section 9.05 of the Indenture, certifying receipt of the Requisite Consents;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantors; and

WHEREAS, the Company has delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel meeting the requirements of Sections 9.07, 13.04 and 13.05 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party agrees for the benefit of the other parties and for the equal and ratable benefit of all Holders, as follows:

AGREEMENT:

Section 1. Definitions. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein have the meanings given to them in the Indenture.

Section 2. Amendments.

2.1 Amendment of Certain Sections of the Indenture. The Indenture is hereby amended by deleting the following sections or subsections of the Indenture, as applicable, and all references thereto in the Indenture in their entirety:

(a) Section 4.03 Limitation on Restricted Payments.

(b) Section 4.04. Limitation on Incurrence of Additional Indebtedness.

(c) Section 4.05. Corporate Existence.

(d) Section 4.07. Reports to Holders.

(e) Section 4.09. Limitations on Transactions with Affiliates.

(f) Section 4.10. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(g) Section 4.11. Limitation on Liens.

(h) Section 4.12. Change of Control.

(i) Section 4.13. Limitation on Asset Sales.

(j) Section 4.14. Limitation on Incurrence of Senior Subordinated Debt.

(k) Section 4.15. Conduct of Business.

(l) The first paragraph of Section 4.16. Limitation on Guarantees by Restricted Subsidiaries.

(m) Section 4.17. Limitation on Preferred Stock of Subsidiaries.

(n) Subsections (a)(2), (a)(3) and (a)(4) of Section 5.01. Merger, Consolidation and Sale of Assets.

(o) Subsections (iii) and (iv) of the first paragraph of Section 5.03. Merger, Consolidation and Sale of Assets of Any Guarantor.

(p) Subsection (c) of Section 6.01. Events of Default to the extent such subsection relates to any of the foregoing deleted sections or subsections.

(q) Subsections (d) and (e) of Section 6.01. Events of Default.

2.2 Definitions and References.

(a) Section 1.01 of the Indenture is hereby amended to delete in its entirety all defined terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 2.1 above. The Indenture is amended by deleting all references in the Indenture to those sections and subsections that are deleted as a result of the amendments set forth in Section 2.1 above.

(b) Section 11.04(a)(i) of the Indenture is hereby amended such that the reference to the second paragraph of Section 4.16 therein shall be to the remaining paragraph of Section 4.16 of the Indenture after giving effect to the deletion of the first paragraph of Section 4.16 of the Indenture as a result of the amendments set forth in Section 2.1(l) above.

(c) Section 6.01(b) of the Indenture shall be amended to delete the references to Change of Control Offer and Net Proceeds Offer therein.

Section 3. Miscellaneous.

3.1 Effect of Supplemental Indenture. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Company, the Guarantors and the Trustee in accordance with the provisions of Sections 9.02 and 9.07 of the Indenture; provided, that the Proposed Amendments shall become operative immediately prior to the effective time of the proposed merger of the Purchaser with and into the Company’s parent company, BWAY Holding Company (the “Merger”), and shall cease to be operative if the Merger is not consummated or the Purchaser does not accept for payment the Notes tendered pursuant to the terms of the Offer to Purchase (the “Tendered Notes”) and does not pay the applicable consideration to the Holders of the Tendered Notes as required by the terms of the Offer to Purchase. Prior to the time the Purchaser pays for any Tendered Notes as aforesaid, the Company may terminate this Supplemental Indenture upon written notice to the Trustee, including in connection with any termination or withdrawal of the Tender Offer or the withdrawal of the Purchaser’s solicitation of consents with respect to the Proposed Amendments or if for any other reason the Tendered Notes are not accepted for payment. The Company shall give the Trustee prompt written notice of the consummation of the Merger and the acceptance for payment and the purchase of the Tendered Notes as aforesaid.

3.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions of the Indenture shall remain in full force and effect.

3.3 Indenture and Supplemental Indenture Construed Together. Subject to Section 3.1 hereof, this Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

3.4 Confirmation and Preservation of the Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects confirmed and preserved.

3.5 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture.

3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided, including specifically and without limitation the Trustee’s rights to indemnification contained in Section 7.07 of the Indenture.

3.7 Separability Clause. In case any provision of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.8 Effect of Headings. The Section and Subsection headings herein are for convenience only and shall not affect the construction hereof.

3.9 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, the Indenture, the Notes or the Guarantees, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit or any legal or equitable right, remedy, or claim under the Indenture, this Supplemental Indenture, the Notes or the Guarantees.

3.10 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and permitted assigns, whether so expressed or not.

3.11 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

3.12 Counterparts. This Supplemental Indenture may be executed in counterparts (including by means of facsimile signature pages), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of Page Blank — Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date and the year first written above.

BWAY CORPORATION
as Issuer

By:	/s/ Jeffrey M. O’Connell
Name:	Jeffrey M. O’Connell
Title:	Vice President, Secretary & Treasurer

ARMSTRONG CONTAINERS, INC., NORTH AMERICA PACKAGING CORPORATION,
NORTH AMERICA PACKAGING OF PUERTO RICO, INC.,
SC PLASTICS, LLC,
BWAY-KILBOURN, INC., and
CENTRAL CAN COMPANY, INC.

as Guarantors

By:	/s/ Jeffrey M. O’Connell
Name:	Jeffrey M. O’Connell
Title:	Vice President and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A as the Trustee

By:	/s/ Van K. Brown
Name:	Van K. Brown
Title:	Vice President

[Signature Page to Second Supplemental Indenture]